Allegion to Acquire Electronic Lock Company SimonsVoss

•	Broadens Allegion’s global offering of electronic lock solutions, while strengthening its EMEIA portfolio.

•	Adds highly profitable business with strong cash flow characteristics.

•	Expected to be accretive to earnings per share and EBITDA margins by 2016.

DUBLIN (June 29, 2015) - Allegion, plc (NYSE: ALLE), a leading global security products and solutions provider, has signed a definitive agreement to acquire SimonsVoss Technologies GmbH from HgCapital. The transaction is expected to close in the third quarter of this year, subject to regulatory approvals.

SimonsVoss, headquartered in Munich, Germany, is an electronic lock company with a leading position in the growing European electronic market segment. The company’s comprehensive suite of solutions for electronic access control is sold globally. As a strong brand that’s well-known for innovation, SimonsVoss brings a legacy of global experts and technical expertise in the safety and security business. SimonsVoss generated sales of approximately €52 million in 2014 and has approximately 275 employees.

“SimonsVoss is highly complementary to Allegion’s portfolio and provides sound synergy opportunities,” said David D. Petratis, chairman, president and CEO of Allegion. “By adding SimonsVoss to the Allegion family of brands, we are expanding our technical expertise and solidifying our global leadership in electro-mechanical convergence. We believe SimonsVoss has strong growth prospects and established channel partners in a number of international markets, allowing Allegion to expand its product offering, while Allegion’s demand creation capability will benefit the SimonsVoss brand.”

Following the closing of the transaction, SimonsVoss is expected to operate within the EMEIA region of Allegion. SimonsVoss CEO Bernhard Sommer will continue to lead the business. Sommer said joining Allegion will provide the German company with exciting opportunities.

“We are pleased with what we have achieved with the active support of HgCapital throughout our partnership. Allegion’s global footprint in both the commercial and residential security markets will help drive new growth opportunities for us,” Sommer said. “At the same time, SimonsVoss can contribute industry-leading technology to help Allegion develop more security solutions for unique customer needs. This is a great fit for both companies, and we look forward to joining the Allegion family.”

The transaction is valued at €210 million. Allegion plans to fund the acquisition through existing cash on hand and its revolving credit facility. The transaction is expected to be accretive to Allegion’s EBITDA margin and accretive to earnings in 2016. Excluding transaction and integration costs, the deal is expected to be immediately accretive to earnings.

Greentech Capital Advisors acted as financial advisor, and Baker McKenzie LLP acted as legal advisor to Allegion with the transaction. Robert W. Baird acted as financial advisor, and Linklaters LLP acted as legal advisor to HgCapital with the transaction.

# # #

This news release includes “forward-looking statements,” which are statements that are not historical facts, including, but not limited to, statements that relate to our intent to acquire SimonsVoss, the expected benefits and results of the proposed transaction, the timing of the transaction and the impact on our earnings per share. These forward-looking statements are based on the Company's currently available information and our current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time; including its Form 10-K for the year ended December 31, 2014, Form 10-Q for the quarter ended March 31, 2015 and in our other SEC filings. The Company assumes no obligations to update these forward looking statements.

About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in safety and security, with leading brands like CISA®, Interflex®, LCN®, Schlage® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion produces a range of solutions for homes, businesses, schools and other institutions. Allegion is a $2 billion company, with products sold in almost 130 countries.

For more, visit www.allegion.com.

Contacts:

Media
Maria Pia Tamburri - Director, Public Affairs
317-810-3399
Maria.Tamburri@allegion.com

Analysts
Tom Martineau - Director, Investor Relations
317-810-3759
Tom.Martineau@allegion.com

Source: Allegion plc